Exhibit 99.1

Dipexium Pharmaceuticals Announces Completion of Enrollment Objective in OneStep-2 Pivotal Phase 3 Clinical Trial and First Quarter 2016 Financial Results

-Management to Host Conference Call Today, May 12, 2016 at 8:30 a.m. ET-

NEW YORK, May 12, 2016 /PRNewswire/ — Dipexium Pharmaceuticals, Inc. (Nasdaq: DPRX), a late-stage pharmaceutical company focused on the development and commercialization of Locilex® (pexiganan cream 0.8%), a novel, broad-spectrum, topical antibiotic peptide, today announced that it has completed the patient enrollment objective in the OneStep-2 pivotal Phase 3 clinical trial in accordance with the requirements set forth in the OneStep-2 clinical trial protocol. The Company also announced that the OneStep-1 pivotal Phase 3 clinical trial has passed the 98% enrollment mark and is expected to reach the 180 patient enrollment objective imminently. OneStep-1 and OneStep-2 are identical, pivotal Phase 3 clinical trials conducted under a Special Protocol Assessment (SPA) agreement between the U.S. Food and Drug Administration (FDA) and Dipexium for evaluation of Locilex® for the treatment of patients with mild infections of diabetic foot ulcers (Mild DFI).

Across both clinical trials, clinical trial sites are now in the process of being closed, with certain trial centers continuing enrollment for approximately 30 days to collect the required number of blood samples for pharmacokinetic (PK) analysis as set forth in the OneStep clinical trial protocols.

The Company anticipates announcing top-line data from the pivotal Phase 3 clinical trials in the third quarter of 2016 and is targeting a New Drug Application (NDA) submission with the FDA and a Marketing Authorization Application (MAA) submission with the European Medicines Agency in the first half of 2017.

“We are very pleased to announce the completion of enrollment in the OneStep-2 trial and the significant progress made with enrollment in the OneStep-1 trial. We look forward to reporting top-line data from these pivotal Phase 3 clinical trials in the third quarter. If successful, Locilex, has the potential to be the first product specifically approved in the U.S. for the treatment of patients with Mild DFI,” said David P. Luci, President and Chief Executive Officer of Dipexium.

Financial Results for the First Quarter of 2016

Today, the Company also reported financial results for the quarter ended March 31, 2016.

For the three months ended March 31, 2016, Dipexium reported a net loss of approximately $5.8 million, compared to $4.2 million for the three months ended March 31, 2015, an increase of $1.6 million, primarily due to a $1.9 million increase in research and development expenses, offset by a $0.3 million decrease in selling, general and administrative expenses. The increase in research and development expenses was attributable to increased Phase 3 clinical trial enrollment and related clinical trial expenses.  The decrease in selling, general and administrative expenses was primarily attributable to a decrease in stock-based non-cash compensation.

Net cash used in operating activities for the three months ended March 31, 2016 was $5.1 million, compared to $3.0 million for the three months ended March 31, 2015, an increase of $2.1 million, primarily due to increased Phase 3 clinical trial enrollment and related clinical trial expenses.

At March 31, 2016, the Company had cash and short-term investments totaling approximately $27.2 million, as compared to approximately $32.2 million at December 31, 2015. The Company’s cash balance is currently anticipated to fund operations through 2017.

Conference Call & Webcast Information

Dipexium will host a conference call today beginning at 8:30 a.m. Eastern Time, during which management will discuss Dipexium’s financial results and recent developments. Access to the live call is available by dialing 877-407-8012 (U.S. & Canada) or 412-902-1013 (international) five minutes prior to the start of the call. A live and archived audio webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at www.dipexiumpharmaceuticals.com, under the IR Calendar tab. The archived webcast will remain available on the Company’s website for 30 days following the call.

OneStep-1 and OneStep-2 Trial Design

OneStep-1 and OneStep-2 are identical, double-blind, placebo-controlled clinical trials conducted simultaneously.  The primary objective is to establish the clinical superiority and safety of topical Locilex® plus standard local wound care as compared to placebo cream plus standard local wound care, in the treatment of Mild DFI.  Patients are randomized 1:1 to receive either topical Locilex® plus standard local wound care or placebo cream plus standard local wound care for 14 days, with final evaluation at day 28.

The primary endpoint of the trials is clinical response, which is defined as infection resolved per the judgment of each treating physician using the 2012 Infectious Disease Society of America (IDSA) Clinical Practice Guideline for the Diagnosis and Treatment of Diabetic Foot Infections. Secondary endpoints include microbiological success, which is defined as complete microbiological response, as well as the incidence and severity of adverse events. More information about the OneStep-1 and OneStep-2 pivotal Phase 3 clinical trials is available at www.clinicaltrials.gov.

About Dipexium Pharmaceuticals

Dipexium Pharmaceuticals, Inc. (NASDAQ: DPRX) is a late-stage pharmaceutical company focused on the development and commercialization of Locilex® (pexiganan cream 0.8%), a novel, broad spectrum, topical antibiotic peptide. Initially, Locilex is targeted for the treatment of mild infections of diabetic foot ulcers. Based on a compilation of available clinical and microbiology data, Locilex is also considered a promising product candidate to treat other mild and moderate skin and skin structure infections, including infected decubitus ulcers, infected burns, infected surgical wounds and nasal colonization of methicillin-resistant staphylococcus aureus (MRSA). For more information, visit www.dipexiumpharmaceuticals.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements relating to our anticipated clinical and regulatory development; European Development, I.V. formulation, cash position; cash flows; business strategies and initiatives; and other matters. We have based these forward-looking statements on the assumptions, expectations and projections about future events that we hold at the time the statements are made. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our beliefs at the time the statements are made.

We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, nor any other information provided in a conference call, webcast, news release, SEC filing or website.

DIPEXIUM PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS

CURRENT ASSETS
Cash	$4,169,675	$5,234,953
Short-term Investments	$22,981,604	$26,977,362
Prepaid Expenses	107,970	146,145
TOTAL CURRENT ASSETS	27,259,249	32,358,460

OTHER ASSETS
Security Deposit	92,917	49,385
TOTAL OTHER ASSETS	92,917	49,385

TOTAL ASSETS	$27,352,166	$32,407,845

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$869,147	$1,606,307
TOTAL LIABILITIES	869,147	1,606,307
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common Stock: $.001 par value, 30,000,000 shares authorized, 10,351,613 and 10,301,114 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	10,351	10,301
Additional paid-in capital	73,350,755	71,852,692
Accumulated deficit	(46,878,087)	(41,061,455)
TOTAL SHAREHOLDERS’ EQUITY	26,483,019	30,801,538

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,352,166	$32,407,845

DIPEXIUM PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2016	2015
REVENUES	$—	$—

EXPENSES

OPERATING EXPENSES
Research and Development Expenses	3,583,667	1,709,398
Selling, General and Administrative Expenses	2,247,207	2,478,427

TOTAL OPERATING EXPENSES	5,830,874	4,187,825

LOSS FROM OPERATIONS	(5,830,874)	(4,187,825)

Interest Income	14,242	592

NET LOSS	$(5,816,632)	$(4,187,233)

LOSS PER SHARE
Basic and diluted net loss per common shares	$(0.56)	$(0.49)

Weighted average common shares outstanding basic and diluted	10,315,726	8,552,150

Company Contacts:

David P. Luci
President & Chief Executive Officer
Dipexium Pharmaceuticals, Inc.
212-269-2834
info@dipexium.com

David Garrett
Vice President, Finance & Corporate Development
Dipexium Pharmaceuticals, Inc.
212-269-2834
info@dipexium.com

© 2016 Dipexium Pharmaceuticals, Inc.  All rights reserved.